EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors theglobe.com, inc.:

We consent to incorporation by reference in Amendment No. 1 to the registration statement on Form S-8 of theglobe.com, inc. of our report dated February 21, 2003 (except for Note 16, as to which the date is March 28, 2003), relating to the consolidated balance sheets of theglobe.com, inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the year ended December 31, 2002, which report appears in the 2002 Annual Report on Form 10-K of theglobe.com, inc., dated March 31, 2003.

Our report dated February 21, 2003 (except for Note 16, as to which the date is March 28, 2003), contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                        /s/ Rachlin Cohen & Holtz LLP
                                        ----------------------------------------

Fort Lauderdale, Florida
January  21, 2004